DILIGENT BOARD MEMBER SERVICES, INC.

Special Committee Findings

18 January 2013

As advised to the market on 24 December 2012, the Board of Diligent Board Member Services, Inc. (Diligent) appointed a Special Committee of independent directors to examine Diligent’s past stock option issuances. The Special Committee’s members were not on the Board at the time of the grants at issue, were not involved in their issue, and are not the recipients of any option grants. The Special Committee was delegated broad powers from the Board to take all such action in respect of the issuances as it deems necessary and advisable.

The Special Committee—assisted by US law firm Goodwin Procter LLP and New Zealand law firm Minter Ellison Rudd Watts—has conducted a thorough review and analysis of all stock option issuances during the relevant period.

The Special Committee has found that three option awards—one under the 2007 Stock Option and Incentive Plan (2007 Plan), and two under the 2010 Stock Option and Incentive Plan (2010 Plan)—appear to have exceeded the applicable plan caps on the number of shares covered by an award issued to a single recipient in a particular year. Specifically, a 2009 award to Alessandro Sodi, the chief executive officer, exceeded the cap in the 2007 Plan by 1,600,000 shares, a 2011 award to Mr. Sodi exceeded the cap in the 2010 Plan by 2,500,000 shares, and a 2011 award to another executive exceeded the cap in the 2010 Plan by 250,000 shares.

On the recommendation of the Special Committee, the option awards that exceeded the caps will be cancelled. The Special Committee is working to develop appropriate alternative compensation packages for the affected employees. These awards were determined to be reasonable compensation at the time, and were an important incentive component of the employees’ compensation packages. The Board believes that the financial performance of Diligent since the date of these grants is strong evidence that the management team has performed at and above expectations in creating shareholder value.

As part of its work, the Special Committee also reviewed Diligent’s compliance with applicable regulations since Diligent’s listing on the NZSX market in 2007, including US and New Zealand securities regulations and the NZSX Listing Rules (“Listing Rules”). The Special Committee has identified a number of instances where it appears that Diligent was not, or may not have been, in compliance with its New Zealand regulatory obligations. For example, a number of smaller option grants to employees in New

Zealand were made in the absence of a prospectus, which would create issues under New Zealand law if a prospectus was required. While the Special Committee’s work continues, all regulatory issues identified will be fully self-reported to the NZX and the FMA. The Special Committee has recommended, and the Board fully endorses, that Diligent work with its regulators to resolve these issues.

The Special Committee determined that these instances of non-compliance were inadvertent, and attributable in part to the constrained resources of Diligent in a period of financial difficulty in the years following its listing on NZSX on 12 December 2007 and the complex regulatory and compliance obligations across multiple jurisdictions with differing regulations and requirements.

Diligent will keep the market informed as any material matters are identified.

About Diligent Board Member Services, Inc.

Over 2,500 boards and almost 52,000 individual directors, executives and board teams worldwide rely on Diligent Board Member Services, Inc. to speed and simplify how board materials are produced, delivered and reviewed. Providing the world's most widely used secure board portal, Diligent has pioneered ease of use, stringent security, and superior training and support since 2001. We serve 252 of the US Fortune 1000, 117 of the TSX, 33 of the FTSE 100 and a variety of private firms, not-for-profits and government agencies globally. Diligent is a public company with cumulative sales of $US 52.3 million.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as "expect," "believe," and "continue," as well as similar comments, are forward-looking in nature. Although Diligent believes its statements herein are based upon reasonable assumptions, it can give no assurances that such expectations can be attained. The forward-looking statements included herein are made only as of the date of this document, and we do not undertake any obligation, other than as required by law and the Listing Rules, to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Please direct all media inquiries to John Draper +64 21 581 234.

Please direct all investor inquiries to Sonya Joyce at +64 4 894 6912